Exhibit 10.38

Copano Energy
Long-Term Incentive Plan

ScissorTail Energy, L.L.C.

Grant of Restricted Units

Grantee:

Grant Date:

1.                                       Grant of Restricted Units.  Copano Energy, L.L.C. (the “Company”) hereby grants to you Restricted Units under the Copano Energy Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms under the Plan, unless the context requires otherwise.

2.                                       Regular Vesting.  Except as otherwise provided in Paragraph 3 below, the Restricted Units granted hereunder and any distributions made by the Company with respect to the Restricted Units shall vest on the anniversary of the above Grant Date as follows:

Anniversary of Grant Date	Cumulative Vested Percentage

Distributions on a Restricted Unit shall be held by the Company without interest until the Restricted Unit with respect to which the distribution was made becomes vested or is forfeited and then paid or forfeited, as the case may be.

3.                                       Events Occurring Prior to Regular Vesting.

(a)                      Death or Disability.  If, prior to becoming fully vested in the Restricted Units hereby granted, you cease to be an employee of the Company or an Affiliate as a result of your death or a disability that entitles you to benefits under the Company’s or an Affiliate’s long-term disability plan, the Restricted Units then held by you automatically will become fully vested upon such termination.

(b)                     Termination by the Company other than for Cause.  If your employment is terminated by the Company or an Affiliate for any reason other than “Cause,” as determined by the Company in accordance with its employment policies, the Restricted Units then held by you automatically will become fully vested upon such termination.

(c)                      Other Terminations.  Except as provided in Paragraph 2 hereof, if your employment with the Company or an Affiliate terminates for any reason other than as provided in paragraphs 3(a) and (b) above, all unvested Restricted Units then held by you automatically shall be forfeited without payment upon such termination.

(d)                     Copano Operations Ceases to be an Affiliate.  If (i) Copano Operations ceases to be an Affiliate, (ii) you are an employee of Copano Operations on that date, and (iii) your employment is not transferred to the Company or an Affiliate, the Restricted Units then held by you automatically will become fully vested on the date Copano Operations ceases to be an Affiliate.

(e)                      Change of Control.  All outstanding Restricted Units held by you automatically shall become fully vested upon a Change of Control.

(f)                        Change of Control or Liquidation of ScissorTail Energy L.L.C. (“ScissorTail”).  All outstanding Restricted Units held by shall become fully vested upon a Change of Control of ScissorTail (as defined below).

“Change of Control of ScissorTail” shall mean (i) the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which Company or an Affiliate, who was the owner of all of the outstanding membership interests of ScissorTail immediately prior to such reorganization, merger or consolidation or other transaction does not, immediately thereafter, own more than 50% of the outstanding membership interests of ScissorTail; or (ii) the sale, lease or disposition (in one or a series of related transactions) by Company or an Affiliate of all or substantially all of ScissorTail’s assets to any person or entity other than Company or an Affiliate; or (iii) the approval by the Board of Directors of Company or ScissorTail of a complete or substantially complete liquidation or dissolution of ScissorTail.

For purposes of this Agreement, “employment with the Company” shall include being an employee or a director of the Company or an Affiliate.

4.                                       Unit Certificates.  A certificate evidencing the Restricted Units shall be issued in your name, pursuant to which you shall have all voting rights.  The certificate shall bear the following legend:

The Units evidenced by this certificate have been issued pursuant to a grant of restricted units, a copy of which is attached hereto and incorporated herein, made by the Company to the registered holder of the Units, and are subject to forfeiture to the Company under certain circumstances described in such grant.  The sale, assignment, pledge or other transfer of the Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such grant.

The Company may cause the certificate to be delivered upon issuance to the Secretary of the Company as a depository for safekeeping until the forfeiture occurs or the restrictions lapse pursuant to the terms of this Agreement.  Upon request of the Company, you shall deliver to the Company a unit power, endorsed in blank, relating to the Restricted Units then subject to the restrictions.  Upon the lapse of the restrictions without forfeiture, the Company shall cause a certificate or certificates to be issued without legend in your name in exchange for the certificate evidencing the Restricted Units.

5.                                       Limitations Upon Transfer.  All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process.  Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.                                       Restrictions. By accepting this grant, you agree that any Units which you may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  You also agree that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Units acquired under this award on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award.

7.                                       Withholding of Tax.  To  the  extent that the grant or vesting of a Restricted Unit results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, you shall deliver to the Company or the Affiliate such amount of money as the Company or the Affiliate may require to meet its withholding obligations under such applicable law.  No issuance of an unrestricted Common Unit shall be made pursuant to this Agreement until you have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or Affiliate.

8.                                       Insider Trading Policy.    The terms of the Company’s Insider Trading Policy are incorporated herein by reference.

9.                                       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

10.                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

11.                                 Modifications.  Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.  Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of new Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

12.                                 Governing Law.  This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Copano Energy, L.L.C.

By:
Name:
Title: